Exhibit 10.14

December 11, 2022

Russell Toney

Via email

Dear Russell,

I am pleased to confirm our offer to you to join our team at Madison Indoor Air Quality (MIAQ) in the role of President of Nortek Air Solutions. We are looking forward to having you join our team, and we are excited that you are joining us on our journey to make the world safer, healthier and more productive. We are impressed with your background and experience and are convinced that you will be a great addition to our team. This letter confirms the terms and conditions of employment that you and I have previously discussed. We will work on a mutually agreeable start date in March 2023.

As the President of Nortek Air Solutions, you will report directly to me, and your annual base salary will be $500,000.00, (“Base Salary”) which will be paid bi-weekly ($19,230.76) per pay period) in accordance with the company’s normal payroll procedures. You will be eligible to participate in the Nortek Air Solutions Annual Incentive Compensation Plan (the “Plan”). Your target bonus payout will be 60% of your Base Salary. The actual payout will, of course, depend on the Company’s achievement of the defined performance measures in the Plan. Your maximum payout under the plan will be equal to 120% of Base Salary. Your 2023 annual incentive bonus will be guaranteed at 100%, prorated for your time worked. Pursuant to the Plan, you must be employed on the payment date in order to be eligible for any payout under the Plan.

You will have the opportunity to participate in the Madison Indoor Air Solutions Equity Appreciation Plan. You will receive an initial grant under the plan that today has an approximate value of $3,500,000.

This offer is contingent upon you successfully passing a pre-employment drug screen, and the positive results of a background check. Also, your execution of a confidentiality, non-competition and non- solicitation agreement is a condition of employment with Madison Indoor Air Quality and its affiliated companies.

During your employment with Madison Indoor Air Quality and its affiliated companies, you will be eligible to participate in the benefit plans maintained by the Company for the benefit of its employees. We will provide you with the relevant enrollment information for our various benefit plan options. All benefits are effective the 1st of the month following your date of hire.

Please be advised that this letter is intended to provide general information related to our offer of employment and does not represent a contract of employment. Your employment with Madison Indoor Air Quality and its affiliated companies is “at will”, which means that either you or the Company may terminate the relationship at any time with or without cause and with or without advance notice.

We also participate in E-Verify, an Internet-based system operated by the Department of Homeland Security (DHS), in partnership with the Social Security Administration (SSA) that verifies whether an individual is eligible to work in the United States. This is to notify you that an E-Verify check will be conducted, and you must successfully pass the E-Verify check. Information about what you will need to do to complete this process will be provided to you once you sign and return this offer letter.

Please carefully review this information to ensure that this offer reflects our previous discussions. This letter contains the entire understanding of the terms and conditions of this offer of employment.

Please acknowledge your acceptance by signing below and returning the signed letter to me.

We are excited that you will be joining our company. With your background and experience, I am confident that we can provide a tremendous career path opportunity for you. I look forward to hearing from you soon.

Sincerely,

Jill Wyant

CEO

Madison Indoor Air Quality

I, Russell Toney, hereby accept employment with Madison Indoor Air Quality as the President of Nortek Air Solutions and its affiliated companies, on the terms and conditions outlined above.

Signature:	/s/ Russell Toney
Date:	December 11, 2022